	Contact: Trans World Entertainment John Anderson	Contact: Financial Relations Board Marilynn Meek
	Chief Financial Officer	(mmeek@frbir.com)
	(518) 452-1242	(212) 827-3773
38 Corporate Circle
Albany, NY 12203

www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER RESULTS

Announces $22 Million Share Repurchase Program

Albany, NY, August 22, 2013 — Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its second quarter ended August 3, 2013. For the second quarter of 2013, the Company reported a net loss of $2.5 million, or a loss of $0.08 per diluted share, compared to a net loss of $1.9 million, or a loss of $0.06 per diluted share, for the same period last year.

Comparable store sales for the quarter were down 3.6%. Total sales for the quarter decreased 11.3% to $80.8 million compared to $91.0 million in 2012. During the quarter, the Company operated an average of 353 stores compared to 379 last year, a 6.9% decline.

Gross profit for the quarter was $32.0 million, or 39.6% of sales, as compared to $35.8 million, or 39.3% of sales for the same period last year. Selling, general and administrative (“SG&A”) expenses decreased 8.5% for the quarter to $33.2 million compared to $36.3 million for the comparable period last year. The reduction in SG&A expenses was due to fewer stores in operation. As a percentage of sales, SG&A expenses were 41.1% versus 39.8% for the same period last year.

For the twenty six-weeks ended August 3, 2013, total sales decreased 14.1 % to $174.7 million, compared to $203.3 million for the same period in 2012. Comparable store sales for the twenty-six weeks ended August 3, 2013 decreased 5.2%. Net loss for the twenty-six week period was $0.9 million, or a loss of $0.03 per diluted share, compared to a net income of $0.9 million, or $0.03 per diluted share, for the same period last year.

Gross profit for the twenty-six weeks ended August 3, 2013 was $67.8 million, or 38.8% of sales, compared to $77.6 million, or 38.2%, of sales for the same period last year. For the twenty-six weeks ended August 3, 2013, SG&A expenses decreased 10.2% to $66.0 million compared to $73.5 million in the comparable period last year. As a percentage of sales, SG&A expenses were 37.8% versus 36.2% for the same period last year.

Cash on hand at the end of the quarter was $95.3 million, compared to $58.3 million at the end of the second quarter last year. Inventory was $151.5 million at the end of the quarter, versus $162.0 million at the end of the second quarter last year, a decline of 6.5%.

The Company’s Board of Directors has approved a program to repurchase up to $22 million of the Company’s outstanding common stock. Under the repurchase program, the Company has the authority to repurchase shares in the open market, or through negotiated transactions from time to time.

The amount and timing of any purchases will depend upon market and business conditions, including the price and availability of the Company’s shares, trading volume and the attractiveness of business opportunities, amongst other things. The repurchased shares are expected to remain in treasury.

Trans World will host a teleconference call today, Thursday, August 22, 2013, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States, the District of Columbia and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

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TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	August 3 2013	% to Sales	July 28, 2012	% to Sales	August 3 2013	% to Sales	July 28, 2012	% to Sales

Net sales	$80,768		$91,038		$174,702		$203,325

Cost of sales	48,754	60.4%	55,220	60.7%	106,899	61.2%	125,692	61.8%
Gross profit	32,014	39.6%	35,818	39.3%	67,803	38.8%	77,633	38.2%

Selling, general and administrative expenses	33,157	41.1%	36,250	39.8%	65,992	37.8%	73,511	36.2%

Depreciation and amortization	861	1.0%	885	1.0%	1,685	1.0%	1,826	0.9%
Income (loss) from operations	(2,004)	-2.5%	(1,317)	-1.4%	126	0.1%	2,296	1.1%

Interest expense, net	487	0.6%	522	0.6%	970	0.6%	1,292	0.6%
Income (loss) before income taxes	(2,491)	-3.1%	(1,839)	-2.0%	(844)	-0.5%	1,004	0.5%
Income tax expense	48	0.0%	47	0.1%	96	0.1%	94	0.0%

Net income (loss)	$(2,539)	-3.1%	$(1,886)	-2.1%	$(940)	-0.6%	$910	0.5%

Basic income (loss) per common share:
Basic income (loss) per share	$(0.08)		$(0.06)		$(0.03)		$0.03

Weighted average number of common shares outstanding - basic	33,147		31,535		32,717		31,537

Diluted income (loss) per common share:

Diluted income (loss) per share	$(0.08)		$(0.06)		$(0.03)		$0.03

Weighted average number of common shares outstanding - diluted	33,147		31,535		32,717		31,643

SELECTED BALANCE SHEET CAPTIONS:					August 3		July 28,
(in thousands, except store data)					2013		2012

Cash and cash equivalents					$95,252		$58,252
Merchandise inventory					151,451		161,972
Fixed assets (net)					11,654		15,368
Accounts payable					50,310		41,496
Borrowings under line of credit					—		—
Long-term capital lease, less current portion					1,488		2,488

Stores in operation, end of period					355		379
Stores in operation, average during the period					353		379
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